Exhibit 4.9

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

Bragg Gaming Group Inc. (the "Corporation")

100 King Street West, Suite 3400

 Toronto, Ontario

M5X 1A4

Item 2.	Date of Material Change

March 24, 2021

Item 3.	News Release

A news release with respect to the material change referred to in this report was issued by the Corporation on March 24, 2021 through Globe Newswire and filed on the system for electronic document analysis and retrieval ("SEDAR") at www.sedar.com under the Corporation's profile.

Item 4.	Summary of Material Change

The Corporation's board of directors ("Board") appointed Richard Carter as the Corporation's new Chief Executive Officer, effective May 1, 2021.

Item 5.	Full Description of Material Change

Item 5.1	Full Description of Material Change

The Board appointed Richard Carter as the Corporation's new Chief Executive Officer, effective May 1, 2021. Mr. Carter will succeed Adam Arviv, the Corporation's Interim Chief Executive Officer. Mr. Arviv will continue to serve as an adviser to the new Chief Executive Officer and the Board.

Item 5.2	Disclosure for Restructuring Transactions

N/A

Item 6.	Reliance on Subsection 7.1(2) of National Instrument 51-102

N/A

Item 7.	Omitted Information

N/A

Item 8.	Executive Officer

For further information, please contact Yaniv Spielberg, CSO, Bragg Gaming Group Inc., Phone: 1-647-800-2282, Email: info@bragg.games.

Item 9.	Date of Report

April 5, 2021